EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 24, 2020, relating to the consolidated financial statements of Sharing Economy International Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Sharing Economy International Inc. for the year ended December 31, 2019.

/s/ Audit Alliance LLP

Singapore

Date : December 31, 2020